Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE
5 a.m. EST, February 25, 2011

Media Contact:	Investor Contact:
Gail Baker	Bill Valach
Director, Corporate Communications	Director, Investor Relations
Phone: 503-464-8693	Phone: 503-464-7395
Portland General Electric Reports
2010 Financial Results
and Initiates 2011 Guidance

Portland, Ore, February 25, 2011 — Portland General Electric Company (NYSE: POR) today reported net income of $125 million, or $1.66 per diluted share, for the year ended December 31, 2010, compared to $95 million, or $1.31 per diluted share, for the year ended December 31, 2009, an increase of $30 million, or 32%. Operating results for 2010 were positively impacted by strong power supply operations, resulting from increases in plant availability and lower fuel costs, which was partially offset by milder weather conditions and the continued effects of a weak economy.

Net income increased $17 million for the fourth quarter of 2010 and was $25 million, or $0.34 per diluted share, compared to $8 million, or $0.11 per diluted share, for the fourth quarter of 2009.

Retail revenues decreased $12 million, or 2.7%, from the fourth quarter of 2009 primarily due to a 5% decline in average retail prices and a $16 million decrease related to SB 408. Partially offsetting these decreases was an increase in revenues resulting from the return of customers purchasing their energy requirements from PGE.

Retail energy deliveries were comparable in the fourth quarter of 2010 relative to the fourth quarter of 2009, with an increase in industrial deliveries in the fourth quarter substantially offset by decreases in residential and commercial deliveries. The 9.5% increase in industrial energy deliveries was driven by increased production by certain customers in the high tech, steel and paper sectors. Decreases of 4.1% and 2.3% in residential and commercial deliveries, respectively, were driven by energy efficiency measures, the continued impact of the weak economy, and warmer weather in the fourth quarter of 2010 compared to the same period of 2009.

The average variable power cost in the fourth quarter of 2010 decreased 18% compared to the fourth quarter of 2009, with an increase in lower-cost generation, resulting from both lower fuel costs and higher plant availability, driving this decrease. Availability of the plants that PGE operates was 95% in 2010 compared to 89% in 2009.

“2010 was a strong year for operations. Our distribution system and plants performed well and we maintained high levels of customer satisfaction. On key capital projects, we achieved significant milestones such as completing the final phase of our 450 megawatt Biglow Canyon Wind Farm and the installation of approximately 825,000 smart meters. In addition, the reasonable outcome of our 2011 general rate case aligns customer prices with necessary operating costs while providing the opportunity to earn a fair return for our shareholders,” said Jim Piro, President and Chief Executive Officer.

“Looking ahead, the acknowledgement of our Integrated Resource Plan by the Public Utility Commission of Oregon allows us to begin implementation of the plan, positioning PGE for future growth as we remain focused on providing value to our customers and our shareholders.”

Fourth Quarter Highlights

•
Public Utility Commission of Oregon (OPUC) issued its order concerning PGE’s 2011 General Rate Case, resulting in an approximate 3.9% overall increase in customer prices effective January 1, 2011. The increase in customer prices primarily reflects the cost of infrastructure investments and also provides, among other items, (i) a capital structure of 50% debt and 50% equity, with a return on equity of 10.0%, for an overall cost of capital of 8.033%, (ii) a narrower and fixed 'deadband' range for the Power Cost Adjustment Mechanism, and (iii) the continuation of the decoupling mechanism through December 31, 2013. The OPUC also approved a tariff that would provide a mechanism for future consideration of price changes related to the recovery of the Boardman generating plant over a shortened operating life. Including other adjustments, the overall increase in customer prices effective January 1, 2011 approximates 4.2%.

•
OPUC acknowledged PGE’s Integrated Resource Plan which outlines the Company’s strategies to meet energy demand over the next 20 years, with an action plan for the acquisition of new resources. The resource acquisition plan includes: energy efficiency measures; additional renewable resources to meet the state’s renewable portfolio standard requirements; additional natural-gas fired generation; installation of emissions controls at Boardman; and a new transmission project.

•
Oregon Environmental Quality Commission approved revised rules concerning emissions that affect the operation of PGE’s Boardman coal-fired plant. The revised rules provide, among other items, for coal-fired operations at Boardman to cease no later than December 31, 2020 and result in the reduction of required emissions controls at Boardman. The revised rules have been sent to the U.S. Environmental Protection Agency for consideration and approval.

•
PGE received the U.S. Department of Energy’s Utility Green Power Program of the Year Award, which recognizes utilities that are leaders in implementing a voluntary renewable energy offering for their customers.

Fourth Quarter Operating Results

•	Revenues decreased $30 million, or 6%, in the fourth quarter of 2010 compared to the fourth quarter of 2009, primarily due to:

◦	A $12 million, or 2.7%, decrease in Retail revenues, largely resulting from:

•	A $22 million decrease related to a 5% decline in average retail prices, resulting primarily from a decrease in net variable power costs;

▪
A $16 million decrease related to SB 408, primarily due to the reversal in the fourth quarter of 2010 of a $24 million collection from customers that had been recorded through September 30, 2010. Such amount was reversed due to uncertainties concerning the applicable rules governing the application of SB 408; and

•
An $18 million increase related to the volume of retail energy sold. An increase in the number of customers purchasing their energy requirements from PGE, an increase in deliveries to industrial customers, and the addition of an average of 4,900 retail customers contributed to the increase in the volume of retail energy sold in 2010 compared to 2009. Offsetting this increase were decreases of

4.1% and 2.3% in residential and commercial deliveries, respectively, resulting from the continued effects of a weak economy, as well as the effects of energy efficiency measures and warmer weather.

◦	A $9 million, or 33%, decrease in Wholesale revenues, consisting of a 21% decrease in average price and 25% decrease in volume; and

◦	A $9 million, or 60%, decrease in Other operating revenues, which is primarily due to decreased sales of excess fuel oil.

•
Purchased power and fuel expense decreased $64 million, or 23%, in the fourth quarter of 2010 compared to the fourth quarter of 2009, primarily due to an 18% decrease in average variable power cost and an $18 million write-off in 2009 related to a portion of a regulatory asset representing deferred excess replacement power costs associated with Boardman’s forced outage from late 2005 to early 2006. The average variable power cost decreased to $39.23 per MWh in the fourth quarter of 2010 from $48.13 per MWh in the fourth quarter of 2009, primarily driven by a shift in the mix of energy sources, with thermal generation higher in the fourth quarter of 2010 compared to the fourth quarter of 2009. Additionally, energy from hydro resources was approximately 1% below normal in the fourth quarter of 2010, compared to 9% below normal in 2009.

•
Depreciation expense increased $14 million, or 27%, in the fourth quarter of 2010 compared to the fourth quarter of 2009 largely due to increased capital additions related to Biglow Canyon Phase III and the smart meter and Selective Water Withdrawal projects.

•	Income taxes increased $9 million in the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily due to higher taxable income.

2010 Annual Operating Results

•	Revenues decreased $21 million, or 1%, in 2010 compared to 2009 primarily due to the net effect of:

◦	A $7 million increase in Retail revenues largely due to the net effect of the following:

▪
A $25 million increase related to the volume of retail energy sold. A shift in the mix of customers purchasing their energy requirements from PGE, an increase in deliveries to industrial customers, and the addition of an average of 4,400 retail customers contributed to the increase. A 5.7% and 3.7% decrease in residential and commercial deliveries, respectively, resulting from milder weather conditions in 2010 and the continued effects of a weak economy, as well as the effects of energy efficiency measures, partially offset the increase;

▪
A $22 million increase related to a decrease in transition adjustment credits provided to customers purchasing their energy requirements from other energy service suppliers, the deferral of revenue requirements related to Biglow Canyon and the reversal of the deferral for customer refunds related to the 2005 Oregon Corporate Tax Kicker;

▪	A $17 million increase related to SB 408, with a refund to customers of $13 million recorded in 2009 and a $4 million reduction to that amount recorded in 2010;

▪	A $15 million increase related to the decoupling mechanism, with a collection from customers of $8 million recorded in 2010, compared to a refund to customers of $7 million recorded in 2009; and

▪	A $72 million decrease related to a 4% decline in average retail prices, resulting primarily from a decrease in net variable power costs.

◦	A $25 million, or 22%, decrease in Wholesale revenues, consisting of a 12% decline in average price and

11% decline in volume.

•
Purchased power and fuel expense decreased $115 million, or 12%, in 2010 compared to 2009, primarily related to an 11% decrease in average variable power cost and an $18 million write-off in 2009 of deferred excess replacement power costs. The average variable power cost decreased to $38.68 per MWh in 2010 from $43.22 per MWh in 2009, primarily driven by a shift in the mix of energy sources. Company-owned generation represented 57% of total system load in 2010 compared to 49% in 2009.

•
Administrative and other expense increased $7 million, or 4%, in 2010 compared to 2009 primarily due to increased incentive compensation (related to improved corporate financial and operating performance), legal expenses and reserves for asserted claims, and higher pension and healthcare costs.

•
Depreciation expense increased $27 million, or 13%, in 2010 compared to 2009 largely due to increased capital additions related to Biglow Canyon Phases II and III and the smart meter and Selective Water Withdrawal projects. Increased depreciation related to these new capital projects is being recovered in customer prices.

•	Interest expense increased $6 million in 2010 compared to 2009, largely driven by a 16% increase in the average balance of long-term debt outstanding.

•
Income taxes increased $17 million, or 47%, in 2010 compared to 2009 primarily due to higher taxable income in 2010. An increase in production tax credits, related to the increased production from Biglow Canyon Wind Farm, was largely offset by an increase in the state income tax rate and a reduction in state tax credits.

2011 Earnings Guidance

PGE is initiating full-year 2011 earnings guidance of $1.80 to $1.95 per diluted share. Guidance assumes normal hydro and plant operations, flat load for 2011 compared to 2010 on a weather adjusted basis, and operating costs aligned with the Company’s 2011 General Rate Case.

Fourth Quarter 2010 Earnings Call and Web cast — February 25, 2011

PGE will host a conference call with financial analysts and investors on Friday, February 25, 2011, at 11 a.m. EST. The conference call will be web cast live on the PGE website at www.PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. EST on Friday, February 25, 2011 through Friday, March 6, 2011.

Jim Piro, President and CEO; Maria Pope, Senior Vice President, Finance, CFO, and Treasurer; and Bill Valach, Director, Investor Relations, will participate in the call. Management will respond to questions following formal comments.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 821,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The Company’s headquarters are located at 121 SW Salmon Street, Portland, Oregon 97204. Visit PGE’s website at www.PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the Company's Integrated Resource Plan; statements regarding the outcome of any legal or regulatory proceeding; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including the reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the Company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; unforeseen problems or delays in completing capital projects, resulting in the failure to complete such projects on schedule or within budget; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues, net	$455	$485	$1,783	$1,804
Operating expenses:
Purchased power and fuel	216	280	829	944
Production and distribution	47	51	174	178
Administrative and other	46	45	186	179
Depreciation and amortization	65	51	238	211
Taxes other than income taxes	22	20	89	84
Total operating expenses	396	447	1,516	1,596
Income from operations	59	38	267	208
Other income (expense):
Allowance for equity funds used during construction	1	5	13	18
Miscellaneous income (expense), net	3	(3)	4	3
Other income, net	4	2	17	21
Interest expense	28	28	110	104
Income before income taxes	35	12	174	125
Income taxes	13	4	53	36
Net income	22	8	121	89
Less: net loss attributable to noncontrolling interests	(3)	—	(4)	(6)
Net income attributable to Portland General Electric Company	$25	$8	$125	$95

Weighted-average shares outstanding (in thousands):
Basic	75,299	75,192	75,275	72,790
Diluted	75,318	75,210	75,291	72,852
Earnings per share:
Basic	$0.34	$0.11	$1.66	$1.31
Diluted	$0.34	$0.11	$1.66	$1.31
Dividends declared per common share	$0.260	$0.255	$1.035	$1.010

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$4	$31
Accounts receivable, net	137	159
Unbilled revenues	93	95
Inventories	56	58
Margin deposits	83	56
Regulatory assets - current	221	197
Other current assets	67	94
Total current assets	661	690
Electric utility plant, net	4,133	3,858
Regulatory assets - noncurrent	544	465
Non-qualified benefit plan trust	44	47
Nuclear decommissioning trust	34	50
Other noncurrent assets	75	62
Total assets	$5,491	$5,172

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$169	$187
Liabilities from price risk management activities - current	188	128
Short-term debt	19	—
Current portion of long-term debt	10	186
Regulatory liabilities - current	25	27
Other current liabilities	78	92
Total current liabilities	489	620
Long-term debt, net of current portion	1,798	1,558
Regulatory liabilities - noncurrent	657	654
Deferred income taxes	445	356
Liabilities from price risk management activities - noncurrent	188	127
Unfunded status of pension and postretirement plans	140	143
Non-qualified benefit plan liabilities	97	96
Other noncurrent liabilities	78	75
Total liabilities	3,892	3,629
Total equity	1,599	1,543
Total liabilities and equity	$5,491	$5,172

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$121	$89
Depreciation and amortization	238	211
Other non-cash income and expenses, net included in Net income	66	46
Changes in working capital	17	77
Other, net	(51)	(37)
Net cash provided by operating activities	391	386
Cash flows from investing activities:
Capital expenditures	(450)	(696)
Other, net	20	(4)
Net cash used in investing activities	(430)	(700)
Cash flows from financing activities:
Net issuances of long-term debt	61	433
Net proceeds from issuance of common stock	—	170
Net proceeds (payments) of short-term debt	19	(203)
Dividends paid	(78)	(72)
Other, net	10	7
Net cash provided by financing activities	12	335
Change in cash and cash equivalents	(27)	21
Cash and cash equivalents, beginning of year	31	10
Cash and cash equivalents, end of year	$4	$31

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues (dollars in millions):
Retail:
Residential	$225	$235	$803	$856
Commercial	152	161	601	642
Industrial	58	42	221	166
Subtotal	435	438	1,625	1,664
Other accrued revenues, net	(4)	5	39	(7)
Total retail revenues	431	443	1,664	1,657
Wholesale revenues	18	27	87	112
Other operating revenues	6	15	32	35
Total revenues	$455	$485	$1,783	$1,804

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,095	2,185	7,452	7,901
Commercial	1,768	1,787	6,945	7,154
Industrial	891	592	3,286	2,364
Total retail energy sales	4,754	4,564	17,683	17,419
Delivery to direct access customers:
Commercial	81	106	332	405
Industrial	186	392	718	1,512
	267	498	1,050	1,917
Total retail energy sales and deliveries	5,021	5,062	18,733	19,336
Wholesale energy deliveries	465	622	2,580	2,896
Total energy sold and delivered	5,486	5,684	21,313	22,232

Number of retail customers at end of period:
Residential			719,031	715,458
Commercial			101,180	99,773
Industrial			247	255
Direct access			218	253
Total retail customers			820,676	815,739

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,381	1,325	4,984	3,760
Natural gas	1,295	1,399	4,460	4,500
Total thermal	2,676	2,724	9,444	8,260
Hydro	475	435	1,830	1,800
Wind	171	115	833	499
Total generation	3,322	3,274	12,107	10,559
Purchased power:
Term purchases	1,040	1,243	3,984	6,145
Purchased hydro	593	614	2,417	2,801
Purchased wind	47	62	297	292
Spot purchases	491	265	2,618	1,641
Total purchased power	2,171	2,184	9,316	10,879
Total system load	5,493	5,458	21,423	21,438
Less: wholesale sales	(465)	(622)	(2,580)	(2,896)
Retail load requirement	5,028	4,836	18,843	18,542

	Heating Degree-days		Cooling Degree-days
	2010	2009	2010	2009
1st Quarter	1,629	2,022	—	—
Average	1,849	1,831	—	—
2nd Quarter	861	578	18	90
Average	684	683	73	71
3rd Quarter	117	63	296	537
Average	82	80	398	394
4th Quarter	1,580	1,728	—	—
Average	1,577	1,575	2	2
Annual total	4,187	4,391	314	627
Annual total average	4,192	4,169	473	467
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).